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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Cypress Communications, Inc.

Cypress Canada Communications, Inc.

Cypress Communications Operating Company, Inc.

RealTel de Argentina, S.A.

RealTel do Brazil, S.A.

RealTel Consulting, Inc.